Exhibit 99.1

ITT Educational Services, Inc. Announces Governance Changes

CARMEL, Ind., August 4, 2014  /PRNewswire/ -- ITT Educational Services, Inc. (NYSE: ESI) today announced that Kevin M. Modany notified the Board of Directors of the Company (the “Board”) that he intended to resign as Chief Executive Officer of the Company, effective February 4, 2015.  Following Mr. Modany’s notice to the Board, the Company entered into a letter agreement with Mr. Modany on August 4, 2014, pursuant to which Mr. Modany will remain Chief Executive Officer for a period ending on February 4, 2015 (the “Applicable Period”).  The Company may extend the Applicable Period by up to three months and may terminate it at any time upon notice to Mr. Modany.  In addition, during the Applicable Period, the Company is permitted to change Mr. Modany’s role to that of Senior Advisor.  Under the terms of the letter agreement, Mr. Modany will resign his position as Chief Executive Officer of the Company on the last day of the Applicable Period.  In addition, Mr. Modany resigned as a director and Chairman of the Board, effective August 4, 2014.

On August 4, 2014, the Board also established a new office of Executive Chairman of the Board, until a new Chief Executive Officer is hired, after which the office of Chairman of the Board will be filled by an independent director.  John E. Dean, who has served as a member of the Board since 1994, was appointed Executive Chairman of the Board.  Mr. Dean is an attorney who has specialized in higher education law since April 1985.  Mr. Dean has been a partner at the Law Offices of John E. Dean since June 2005.  Mr. Dean has also served as a principal of Washington Partners, LLC, a public affairs firm, since June 2002.

Mr. Modany has served in a leadership role at the Company since 2002.  In addition to serving as Chairman of the Board since February 2008 and Chief Executive Officer since April 2007, he previously served as the Company's President, Chief Operating Officer and Chief Financial Officer.  Mr. Modany had served on the Board since July 2006.

On August 4, 2014, the Company also announced that Eugene W. Feichtner has been promoted to the office of President and Chief Operating Officer of the Company.  Mr. Feichtner has over 35 years of experience with the Company, serving most recently as Executive Vice President and President, ITT Technical Institute Division of the Company from April 2009 through July 2014.

"We thank Kevin for his many contributions to ESI since he became CEO in 2007 - especially the commitment, dedication and enthusiasm that he brings to the Company every single day.  Kevin is a widely respected leader in the industry, and has worked tirelessly for over a decade on behalf of our students and the employers who hire them.  Over the past several years, he has led the Company through a very challenging time in our industry with an unwavering passion and conviction that has served our institutions and their students well,” said Mr. Dean, on behalf of the Board.

Mr. Modany stated, "ESI is a tremendous organization with incredibly dedicated and talented employees who follow its core principles of Quality, Compliance and Customer Satisfaction and believe that improving student success is the primary mission of the Company.  It has been an honor to serve as the Company's Chairman and Chief Executive Officer, and I am proud of what we have accomplished.”

On behalf of the Board, Samuel L. Odle, the Presiding Director, stated, "We are very fortunate that Mr. Dean has agreed to serve as Executive Chairman of the Company, until the search for a new CEO is completed.  John is a proven business leader with 30 years of experience in the education industry and a deep understanding of the Company's strategy, executive team and trends in the industry."

Except for the historical information contained herein, the matters discussed in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the Company's management concerning future developments and their potential effect on the Company. The Company cannot assure you that future developments affecting the Company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the inability of the Company to file its 2013 Form 10-K during any available New York Stock Exchange (“NYSE”) cure period; the NYSE’s failure to grant a further extension of time in which the Company can file the 2013 Form 10-K; any actions by the DOE related to the Company’s failure to submit its 2013 audited financial statements and compliance audits with the DOE by the due date; the impact of the Consolidation on the Company and the regulations, requirements and obligations that it is subject to; the failure of the Company to obtain further required amendments or waivers of noncompliance with covenants under its credit agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the Company's eligibility to participate in, student financial aid programs utilized by the Company's students; business conditions and growth in the postsecondary education industry and in the general economy; the Company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the Company resulting in a change in control of the Company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the Company's ability to implement its growth strategies; the Company's failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the Company's existing program offerings and new curricula; the Company's ability to collect internally funded financing from its students; the Company’s exposure under its guarantees related to private student loan programs; the Company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

WEB SITE:
www.ittesi.com

SOURCE ITT Educational Services, Inc.

For further information: Nicole Elam, Vice President, (317) 706-9200